Exhibit 99.1

SCS Transportation Records Charge, Updates 4th Quarter Guidance

KANSAS CITY, Mo. – Jan. 3, 2005 – SCS Transportation, Inc. (NASDAQ: SCST) today announced it will record a charge of $3.8 million, or approximately $0.15 per share, in the fourth quarter of 2004, in response to an increase in the actuarially estimated liability of workers’ compensation claims of its subsidiary, Jevic Transportation, Inc. This adjustment is in addition to a charge of $1.9 million, or $0.08 per share, reported in the third quarter of 2004, which was based on management’s estimate of adverse prior-year claim development at Jevic.

Apart from the workers’ compensation charge, management believes fourth-quarter results are tracking at or above the midpoint of the guidance range previously offered on October 19, 2004 for earnings per share of $0.34 to $0.40.

SCS Transportation previously reported in its third-quarter 2004 Form 10-Q, that Jevic expected to receive its annual actuarial analysis of workers’ compensation liability prior to the end of 2004 and noted it could result in an additional adjustment. In December 2004, the third-party actuary completed its review of Jevic’s workers’ compensation claims as of September 30, 2004. The resulting valuation represents the actuary’s estimate of the likely outcome of claims existing as of that date (including incurred but not reported claims) and utilizes assumptions regarding future loss development of workers’ compensation claims that are significantly greater than the industry and above the development factors used in prior-year actuarial studies.

The majority of this charge relates to the future development of claims incurred in 2001 through part of 2003. Management believes starting in late 2002 and continuing to the present, Jevic’s lost-time injury performance has improved markedly and believes that individual case reserves have been established at levels which are more reflective of ultimate loss amounts. In addition, due to the multi-year nature of workers’ compensation claims development, the actuarial methodology projects recent-year experience, such as 2003 and 2004, based on indicated loss rates from the more developed previous years. As a result, apparent recent-year improvements in

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lost-time injury days, as well as the effects of what management believes are more conservative individual case reserves, were not fully recognized in the actuarial review because they have not yet been validated by the additional passage of time. There can be no assurance that claims will develop as estimated in the actuary’s review. Future actuarial valuations may result in increases or decreases to this estimated liability.

The Company plans to announce its earnings for the 2004 fourth quarter after market hours on Tuesday, January 25, 2005 and host a conference call at 9:30 a.m. Eastern Standard Time on Wednesday, January 26.

SCS Transportation, Inc. provides trucking transportation and supply chain solutions to a broad base of customers across the United States. With annualized revenue approaching $1 billion, the Company focuses on regional and interregional less-than-truckload (LTL) and selected truckload (TL) services. Operating subsidiaries are Saia, a multi-region LTL carrier based in Duluth, Ga., and Jevic, a hybrid LTL and truckload carrier based in Delanco, N.J. Headquartered in Kansas City, Mo., SCST has approximately 8,300 employees nationwide.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words or expressions are intended to identify forward-looking statements. We use such forward-looking statements regarding our future financial condition and results of operations and our business operations in this release. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These factors and risks include, but are not limited to, general economic conditions; labor relations; cost and availability of qualified drivers; governmental regulations, including but not limited to Hours of Service, engine emissions, compliance with recent legislation requiring companies to evaluate their internal control over financial reporting and Homeland Security; cost and availability of fuel; inclement weather; integration risks; competitive initiatives and pricing pressures; self-insurance claims, equity-based compensation and other expense volatility; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.

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CONTACT:	Jim Bellinghausen SCS Transportation 816-714-5904 jbellinghausen@scstransportation.com Dick Johnson Johnson Strategic Communications, Inc. 913-649-8885 dick@johnsonstrategic.com